For Immediate Release

News Release

ASPREVA PHARMACEUTICALS INCREASES REVENUE GUIDANCE FOR FISCAL 2005

Victoria, B.C., Canada; December 23, 2005 - Aspreva Pharmaceuticals Corporation (NASDAQ: ASPV; TSX: ASV), an emerging pharmaceutical company focused on increasing the pool of evidence-based medicines available for patients living with less common diseases, today announced that it has increased its revenue guidance for fiscal 2005 to a range of US$65-$70 million.

Under the terms of its collaboration agreement with Roche, Aspreva receives royalty payments based upon sales of CellCept in non-transplant indications. This royalty payment is equivalent to an equal sharing of non-transplant sales above a negotiated baseline, less a distribution fee. The sales tracking methodology used to calculate royalty amounts provides for a royalty payment by Roche to Aspreva based upon an estimate of quarterly sales at the close of each quarter.  A subsequent adjustment and reconciliation of the sales estimate to actual audited sales, which are derived from comprehensive chart audits by independent third parties, is performed and is typically completed within six months following the close of the quarter.  A limit, or "collar", has been agreed whereby the adjustment to estimated quarterly sales as a result of the subsequent audit and reconciliation process is limited to not more or less than CHF 4.0 million of the original estimated royalty payment for each quarter.

Aspreva's revenue recognition policy complies with U. S. Securities & Exchange Commission SAB 104.  The Company reports each quarter's initial royalty payment, which is based upon estimated quarterly sales, less CHF 4.0 million, in net revenue for the current quarter with the remaining CHF 4.0 million reported as unearned royalty advance on the balance sheet.  In a subsequent period when both parties agree to the audit results for a specific quarter, a settlement is effected and any adjustment to the initial royalty payment is recorded in the quarter in which such agreement is reached.

Roche and Aspreva have agreed to the final audit result for sales in the second quarter of 2005, the amount of which exceeded Roche and Aspreva's estimates of sales within non-transplant indications for that quarter.  Accordingly, the related reconciliation has resulted in an adjustment to increase royalties applicable to the second quarter of 2005 by the maximum amount of CHF 8.0 million which will be recorded in the Company’s net revenues for the fourth quarter of 2005. The CHF 8.0 million is comprised of an additional CHF 4.0 million in excess of the original estimated royalty payment to be paid to Aspreva by Roche plus the recognition of CHF 4.0 million of unearned royalty advance applicable to the second quarter of 2005 as net revenue.

The two companies continue to work collaboratively to improve the existing sales tracking methodology which will increase the quality of future initial estimated royalty payments. As a result of these efforts, minor changes in the sales tracking methodology have been agreed and will be adopted effective in the fourth quarter 2005.

Based on the results of the second quarter 2005 reconciliation and the recent changes adopted in the sales tracking methodology, the Company is revising 2005 annual guidance and expects total revenues to be in the range of US$65-$70 million, representing an increase of US$10million versus the company’s previous revenue guidance of between US$55-$60 million.

Actual results will be announced at the time of the Company’s 2005 year-end earnings conference call scheduled for February 8, 2006, at which time the Company will also provide revenue guidance for fiscal 2006. Further details for the year-end conference call will be announced in due course.

About Aspreva Pharmaceuticals
Aspreva is an emerging pharmaceutical company focused on identifying, developing and, upon regulatory approval, commercializing new indications for approved drugs and late stage drug candidates for patients living with less common diseases. Aspreva's "Indication Partnering" strategy allows its partners to maintain core brand focus while extending the benefits of their medicines to a broader patient population. Aspreva is listed on the Nasdaq National Market under the trading symbol "ASPV" and on the Toronto Stock Exchange under the trading symbol "ASV".

For further information please contact:
Sage Baker
Director, Corporate Communications
Aspreva Pharmaceuticals
250-744-2488 ext. 270
sbaker@aspreva.com

Certain statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward looking statements include, but are not limited to, those with respect to future profits, product revenues, the use of net proceeds from our initial public offering, the timing of clinical trials and the completion date for clinical trials and additional collaborations and their timing. These forward-looking statements are only predictions based upon our current expectations, and actual events or results may differ materially. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation; future sales of CellCept may be less than expected; our future operating results are uncertain and likely to fluctuate; and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Aspreva undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise after the date hereof.